Exhibit 4.38

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL.

[*****] indicates the redacted confidential portions of this exhibit.

CONTRACT MANUFACTURING, SERVICES AND SUPPLY AGREEMENT

This Contract Manufacturing, Services and Supply Agreement (the “Agreement”) is made by and between Prothya Biosolutions Belgium (p.k.a Plasma Industries Belgium CBVA), of 109, 1120 Brussels (Neder-over-Heembeek), Belgium (“Prothya” or “Supplier”) and Kamada Ltd., an Israeli corporation with its principal offices 2 Holzman Street, Weizmann Science Park, Rehovot 7670402, Israel (“Kamada”).

Prothya and Kamada shall hereinafter be jointly referred to as the “Parties”, and individually as “Party”.

WHEREAS, Prothya and Kamada are in the business of research, development, manufacturing, marketing, distribution and sale of plasma derived biopharmaceutical products; and

WHEREAS, Prothya represents that it owns or controls the Know-How and other Intellectual Property (as such terms are defined below) required for the development and manufacture of protein solution CMV0550 (the “Product”), released for completion of the manufacturing process of the pharmaceutical product CYTOGAM®, cytomegalovirus immune globulin intravenous (Human) (CMV-IVIG) (the “Finished Product”), to be manufactured and marketed by Kamada and its Affiliates (as defined below); and

WHEREAS, Prothya and Kamada entered into a Binding Term Sheet Cytogam® dated November 30, 2019 (the “Term Sheet”), pursuant to which the Parties agreed to enter into (i) this Agreement, (ii) a Plasma Supply Agreement (the “Plasma Agreement”), (iii) a Quality Agreement (the “Quality Agreement”) , (iv) a Technology Transfer Agreement signed by Kamada and Prothya dated January 1, 2020 (the “Technology Transfer Agreement”), and (v) an optional Supply Agreement for Fractionated Plasma Derivatives (the “Derivative Agreement”); and

WHEREAS, the Parties initially envisaged the marketing and sale of the Finished Product will be undertaken by Saol Therapeutics Research Limited (“Saol”), however, on November 22, 2021, Kamada announced that it acquired from Saol, inter alia, all rights in and title of the portfolio of the Finished Product; and

WHEREAS, the Parties wish to enter into this Agreement in order to set forth the terms and conditions governing the provision of certain contract manufacturing and supply services by Prothya with respect to the Product (including the manufacturing qualification and regulatory approval thereof) as more fully described in this Agreement; and

WHEREAS, the Parties shall enter into the Plasma Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the Parties, it is hereby agreed as follows:

1.	Definitions

In this Agreement, the following capitalized terms shall have the respective meanings ascribed to them below or in the Preamble:

1.1.	“Affiliate” means with respect to any Party, any person or entity who, directly or indirectly controls, is controlled by, or is under common control with, such Party. For the purposes of this definition “control” means (a) the direct or indirect legal or beneficial ownership of more than 50% of (i) the ownership interests in an entity; or (ii) the outstanding voting rights in an entity; or (b) the power to otherwise direct the business activities of an entity.

1.2.	“Agreement” has the meaning ascribed thereto in the Preamble.

1.3.	“Applicable Law(s)” means all the applicable laws, regulations, rules, guidelines, orders or other requirements (including cGMPs or their equivalent), as amended or supplemented from time to time, of any applicable governmental or quasi-governmental authority, whether federal, state, municipal or other (including any Regulatory Authority) to the extent pertaining to the manufacture and supply of the Product hereunder, the supply of the Source Plasma and/or the performance of any of the respective activities and obligations of the Parties hereunder.

1.4.	“Background Intellectual Property” means all Intellectual Property owned or Controlled by a Party or its Affiliates, as applicable prior to the effective date of the Technology Transfer Agreement.

1.5.	“Back-Up Supplier” has the meaning ascribed thereto in Section 12.1 below.

1.6.	“Batch” means the specific quantity of Product produced in the same cycle of manufacture.

1.7.	“Binding Forecast” has the meaning ascribed thereto in Section 7.1 below.

1.8.	“Business Days” shall mean any day, excluding Friday, Saturday, Sunday and statutory holidays in Belgium and Israel.

1.9.	“CAPEX Investment” has the meaning ascribed thereto in Section 5.5below

1.10.	“CDA” means Mutual Confidentiality Agreement entered into between Kamada and Prothya effective as of [****], attached hereto as Exhibit E.

1.11.	“cGMP” means current good manufacturing practices for pharmaceutical substances or products in the relevant territory/ies, as may be amended or supplemented from time to time, including (a) if in the United States, current good manufacturing practices as set forth in the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq) and Title 21 of the US Code of Federal Regulations Parts 210, 211, 600 and 610; (b) if in Canada, current good manufacturing practices as required by Health Canada and/or Applicable Laws in Canada; (c) if in the European Union, the EC Guide to Good Manufacturing Practices for Medicinal Products v.4, including the relevant sections of European Community Directive 2017/1752/EC GMP Guidelines and, if applicable, the International Conference of Harmonization (ICH) Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and (d) as required by Applicable Laws and/or any Regulatory Authority in the country of manufacture and/or in any other relevant territory/ies, in each of (a) through (d) above, as applicable to either or both Parties and/or to their respective activities and obligations under this Agreement.

1.12.	“Change of Control” means the sale of all or substantially all the business or assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than 50% of the voting share capital of a Party in one or more related transactions.

1.13.	“Claims” means any claim, action, suit, proceeding or arbitration, including any Regulatory Authority action or investigation.

1.14.	“Confirmed Purchase Order” has the meaning ascribed thereto in Section 7.4 7.4 below.

1.15.	“Control” or “Controlled” (a) with respect to Intellectual Property, includes the ability of a Party to grant a license or sublicense of such Intellectual Property without violating the terms of any agreement or arrangement between such Party and any third party; (b) with respect to proprietary materials, includes the ability of a Party to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any third party.

1.16.	“CSL” means CSL Behring AG, of Wankdorfstrasse 10, 3014 Bern, Switzerland, which shall be engaged by Kamada to provide Source Plasma.

1.17.	“Deficiency Notice” has the meaning ascribed thereto in Section 9.1.1 below.

1.18.	“Delivery” and “Delivered” has the meaning ascribed thereto in Section 6.1 below.

1.19.	“(Fractionated) (Plasma) Derivative or Derivatives”: The fractionated Plasma Derivatives Cryopaste, Filtrate I II III and Paste IV which result as fraction from the manufacturing of Source Plasma and which, upon mutual agreement by Parties, can be processed into medicinal products and potentially resold. The pricing terms and conditions which dictate the purchase of these Derivates are further outlined in Exhibit C.

1.20.	“Effective Date” means the earlier of: (i) the date of the grant of Regulatory Approval by either the FDA or Health Canada of Kamada and Prothya as approved manufacturers of the Finished Product, which is projected to occur by October 1, 2022 (“Regulatory Commencement Date”); and (ii) the date of the conesummation of the Technology Transfer pursuant to the Technology Transfer Agreement, as confirmed in writing by the Parties.

1.21.	“EMA” means the European Medicines Agency, or any successor agency.

1.22.	“Facility” or “Facilities” means Prothya’s facility located at 109, 1120 Brussels (Neder-over-Heembeek), Belgium, or such other place or any additional facility at which Prothya may from time to time provide the Services in accordance with the provisions of Section 2.3 below.

1.23.	“FDA” means the United States Food and Drug Administration, or any successor agency.

1.24.	“Finished Product” has the meaning ascribed thereto in the Preamble.

1.25.	“Force Majeure Event” has the meaning ascribed thereto in Section 25.4 below.

1.26.	“Initial Term” has the meaning ascribed thereto in Section 13.1 below.

1.27.	“Intellectual Property” means any and all intellectual property including, patents (as well as continuations, continuations in part, extensions, reissues thereof or the like), formulae, trademarks, tradenames, inventions, copyright, (including all applications and registrations with respect to the foregoing), Know-How, rights of authorship, industrial designs, and all other intellectual and industrial property rights related thereto, or otherwise, whether registered, unregistered, statutory, common law, or pending, throughout the world.

1.28.	“JSC” means a joint steering committee which shall be established pursuant to the provisions of Section 4 below and Exhibit B hereto.

1.29.	“Kamada Intellectual Property” means: (a) all Background Intellectual Property owned or Controlled by Kamada and/or its Affiliates and all improvements, enhancements or developments thereof generated or developed by or on behalf of Kamada and/or its Affiliates; (b) all Intellectual Property generated, created or developed by or on behalf of Prothya in the performance of the Services, which is based on, and/or otherwise incorporates or relies upon any Kamada Background Intellectual Property. For the avoidance of doubt, all Intellectual Property arising from the performance of Services and directly relating to the Finished Product or the Background Intellectual Property of Kamada that is not Prothya Intellectual Property shall be Kamada Intellectual Property.

1.30.	“Know-How” means data, knowledge, technology, know-how, trade secrets, and information, including, materials, samples, chemical and pharmaceutical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the development and manufacture of the Product.

1.31.	“Losses” means any and all losses, liabilities, damages, fines, fees, settlements, payments, obligations, disbursements, penalties, deficiencies, costs and expenses (including legal costs and reasonable attorneys’ fees).

1.32.	“Minimum Annual Commitment” means the minimum annual quantities of the Product to be ordered by Kamada as specified in Section 8.1 below.

1.33.	“Non-conforming Product” means any Product that does not conform with the Specifications or was not manufactured in accordance with the Specifications, cGMPs, the Quality Agreement or Applicable Laws and/or that does not conform to the Specifications on the Delivery thereof.

1.34.	“Party” or “Parties” has the meaning ascribed thereto in the Preamble.

1.35.	“Prothya Intellectual Property” means: all Background Intellectual Property owned or Controlled by Prothya and all improvements, enhancements or developments thereof developed solely by or on behalf of Prothya that are not based on, does not incorporate, or rely upon, any Kamada Intellectual Property and/or relating to the Finished Product in any way, and which have general application to, Prothya’s manufacturing processes and/or Prothya’s business and/or operations as currently conducted or contemplated.

1.36.	“Prothya Registration” means any and all manufacturing and cGMP approvals for its manufacturing facilities as may be required by the FDA, Health Canada, and/or other Regulatory Authorities (as applicable) in Belgium and in other jurisdictions or territories in the Territory.

1.37.	“Plasma Agreement” has the meaning ascribed thereto in the Preamble.

1.38.	“Preamble” means the preamble to this Agreement.

1.39.	“Product” has the meaning ascribed thereto in the Preamble.

1.40.	“Qualified Person” means a person who is recognized by the relevant Regulatory Authorities applicable to the Product as having, and/or under Applicable Law has the necessary scientific and technical background and experience to allow such person to be responsible for the release of the Product for supply, distribution and further processing.

1.41.	“Quality Agreement” has the meaning ascribed to such term in the Preamble.

1.42.	“Raw Materials” means all substances, items, components, materials, and all other raw materials, for use by Prothya to manufacture the Product and/or delivery of the Product and/or the performance of any other Services in accordance with this Agreement and each Purchase Order, excluding the Source Plasma.

1.43.	“Recall” means a voluntary or Regulatory Authority action to quarantine, stop-sale or withdraw the Finished Product from the market in the Territory.

1.44.	“Recall Costs” has the meaning ascribed thereto in Section 9.3 below.

1.45.	“Regulatory Approval” means the cGMP approvals, permits authorizations and approvals to be granted by FDA, Health Canada and/or any other Regulatory Authority (as applicable) which are required in order to manufacture the Products and/or use the Source Plasma for the purpose of such manufacturing and/or marketing of the Finished Product in the relevant jurisdiction/s or territory/ies.

1.46.	“Regulatory Authority” means any applicable federal, state, or local governmental, quasi- governmental, regulatory or administrative agency, authority, body, court, commission or tribunal (including the FDA, Health Canada, EMA, UK Medicines and Healthcare Products Regulatory Agency, The Belgium Federal Agency for Medicines and Health Products (FAMHP) and the Israel Ministry of Health) having jurisdiction in the relevant territory/ies over Kamada and Prothya or their respective operations or facilities, the manufacture and/or supply of the Source Plasma and the Product and/or the Finished Product, and/or the performance of any other of their respective obligations hereunder, including, the use, storage, import, export, transport, or distribution of the Source Plasma and/or the Product and/or the Finished Product.

1.47.	“Regulatory Commencement Date” shall have the meaning ascribed to such term in Section 1.20 above.

1.48.	“Release” means (a) the release of the Products following manufacturing including all relevant analytical testing and required documentation (as will be defined in the Technology Transfer Agreement and Quality Agreement), including the Release for Processing (as defined in Section 6.1) and the full release as specified in the Quality Agreement, within [****], calculated from the end of manufacturing (“Product Release”); and (b) Prothya’s responsibilities in respect of the release of the Finished Product by Kamada (“Finished Product Release”).

1.49.	“Renewal Term” has the meaning ascribed thereto in Section 13.1 below.

1.50.	“Rolling Forecast” means the rolling forecast(s) specified in Section 7.1 below.

1.51.	“Services” means the manufacturing services of the Product, the storage of Products (including the storage of the Source Plasma), delivery of the Product, and Release.

1.52.	“Source Plasma” means CMV Hyper-Immune source plasma to be delivered to Prothya, by or on behalf of Kamada or CSL in accordance with the terms set forth in the SOW and the Plasma Agreement, for the performance by Prothya of the Services.

1.53.	“SOW” means the statement of work executed by the Parties which sets forth a detailed list of the respective roles, obligations and responsibilities of each of Parties with respect to the Services, attached hereto as Exhibit A, as well as any additional statements of work executed by Kamada and Prothya in respect of the performance of Services by Prothya, which shall be incorporated herein by reference and governed by the terms hereof.

1.54.	“Specifications” means the specifications (including the Release specifications) of the Product, the Source Plasma and Raw Materials as specified in the SOW and the Quality Agreement.

1.55.	“Supply Price” means those fees and expenses to be paid by Kamada to Prothya for the performance of the Services as set forth in Exhibit C.

1.56.	“Technology Transfer” means the transfer to Prothya of the proprietary Know-How, other Intellectual Property and associated documentation and materials in accordance with the terms of the Technology Transfer Agreement, solely to enable Prothya to provide or procure the provision of the Services under this Agreement and to manufacture and supply the Product.

1.57.	“Technology Transfer Agreement” has the meaning ascribed thereto in the Preamble.

1.58.	“Term” has the meaning ascribed thereto in Section 13.1 below.

1.59.	“Term Sheet” has the meaning ascribed thereto in the Preamble.

1.60.	“Territory” means Worldwide.

1.61.	“Third Party” means any person or entity other than the Parties, and their respective Affiliates.

1.62.	“Third Party Claim” means any Claim asserted by a Third Party, including any Claims asserted or made by any Regulatory Authority.

1.63.	“U.S.” means the United States of America.

2.	The Services

2.1.	Services. Subject to Kamada fulfilling its obligations in accordance with the terms and conditions of this Agreement, with effect from the Effective Date, Prothya shall provide the Services to Kamada in accordance with the terms and conditions set forth herein. The Services shall be performed in accordance with the Specifications, Applicable law, cGMP, the Quality Agreement, the SOW and the relevant Confirmed Purchase Order(s).

2.2.	SOW. The SOWs signed by the Parties shall form an integral part of this Agreement and shall be subject to all of the terms and conditions of this Agreement. In the event of a contradiction between any SOW and this Agreement, the terms of this Agreement shall govern, unless specified otherwise in the relevant SOW.

2.3.	Facilities. Prothya shall perform all manufacturing activities, storage activities and any other Services to be performed by Prothya under this Agreement and each Confirmed Purchase Order at the Prothya’s Facility or Facilities, as applicable. Prothya may use other facilities for the manufacture and storage of Product and/or any other Services to be provided hereunder provided that (i) Prothya is responsible for qualifying such facilities, including, undertaking the required quality assurance audit and/or regulatory impact and/or manufacturing capabilities and/or logistic impact assessment of such facilities, and for the costs associated with any of the foregoing; (ii) such facilities have been pre-approved in writing by Kamada and are listed in the Quality Agreement and submitted as applicable to Regulatory Authorities, and (iii) such facilities have been approved for such manufacture, storage and/or other Services by the applicable Regulatory Authorities (if required) and evidence of such approval/s has been provided to Kamada prior to use of such facilities in connection with any of the Services.

2.4.	Raw Materials. Prothya will be responsible for sourcing and qualifying all Raw Materials (for clarity, excluding the Source Plasma) necessary for the manufacture of the Product under this Agreement. Prothya shall store all Raw Materials and Source Plasma supplied by Kamada pursuant to Section 2.5 below as required by the Specifications, manufacturer requirements, Prothya’s standard operating practices and applicable regulatory standards. Prothya shall ensure that at all times throughout the term of this Agreement, it shall maintain adequate stocks of Raw Materials so as to enable it to perform its obligations under Confirmed Purchase Orders, but in any event, at least as required to manufacture [****] Batches.

2.5.	Source Plasma Supply. Kamada, through [****] and/or any other designee, shall be responsible for the timely supply of all quantities of the Source Plasma required for the manufacturing requirements of the Product during the term of the Agreement, in accordance with the terms and conditions of the Plasma Agreement.

All shipments of the Source Plasma will be made [****] (Incoterms 2020) to Prothya’s Facility (as designated by Prothya) in accordance with the Plasma Agreement to enable Prothya to manufacture the required quantities of the Product and meet the required timelines. Prothya will control the unloading of the Source Plasma arriving at its respective Facilities.

In the event that Kamada fails to deliver the Source Plasma in accordance with the required timelines and, while making commercially reasonable efforts, Prothya is unable to manufacture the Product on the scheduled date because of such delay, Prothya shall use commercial reasonable efforts to complete the Confirmed Purchase Order in accordance with Section 7.3 below. However, Prothya shall not be held liable for (the consequences of) such delay.

2.6.	Additional Services. If Kamada requests services other than those expressly set forth herein, the Quality Agreement or in any SOW, Prothya will provide a good faith and reasonable written proposal for the fee for the additional services and Kamada will advise Prothya whether it wishes to have the additional services performed by Prothya. The scope of work and fees will be set forth in a separate SOW signed by the Parties. The terms and conditions of this Agreement will apply to these services.

2.7.	Modifications and Regulatory Variations

In the event that any change or other modification relating to the manufacture of the Product (hereinafter “Modifications”) is proposed, requested or required by Kamada, Kamada shall notify Prothya of such change or other Modification and Prothya shall promptly advise Kamada of its ability to comply with such change or Modification, and, if Prothya is unable to comply, the reasons for such inability. Kamada and/or its Affiliates shall submit the variations to the relevant Regulatory Authority necessary to allow Prothya to manufacture the Products in accordance with such change or other Modification and Prothya shall fully support and cooperate with Kamada in respect of such submissions.

In the event that a change or other Modification is requested or required by Prothya or any Regulatory Authority or becomes mandatory under any Applicable Law, Prothya will assess if the requested modification is feasible and Prothya shall notify Kamada of each of the foregoing. In such event, Prothya shall assist Kamada and its Affiliates or other designee, at Prothya’s sole cost, with the submission of the variations to the relevant Regulatory Approval necessary to allow Prothya to manufacture the Products in accordance with such change or other Modification.

In both cases, Prothya will fully cooperate and perform the required activities including documentation preparation to support such regulatory variation in cooperation with Kamada and its Affiliates.

Without derogating from the foregoing, implementation costs solely associated with such changes or other Modifications (including any regulatory variation) will be borne by Kamada if proposed, requested or required by Kamada, or any Regulatory Authority or become mandatory under Applicable Law; and will be borne by Prothya if proposed or requested by Prothya, becomes mandatory under any Applicable Law or required by any Regulatory Authority to cure any deficiency by Prothya or its facilities. Without derogating from the foregoing, any Prothya’s additional fees or costs will be pre-approved by Kamada in writing.

3.	License; Exclusivity

Kamada hereby grants to Prothya a limited, exclusive, non-transferable, sub-licensable, royalty-free license, under the Kamada Intellectual Property, to use the Know-How and the associated documentation and materials transferred to Prothya by or on behalf of Kamada under the Technology Transfer Agreement, as well as the information and documents in the Registration Dossier, solely for the purpose of the provision of the Services, including the manufacture and supply of the Product by Prothya to Kamada and the performance of any other obligations of Prothya hereunder. Prothya shall not be entitled to use Kamada Intellectual Property for any purpose, except as provided in this Section 3 and as mutually agreed by the Parties, including under the Technology Transfer Agreement and the Plasma Agreement. The license with respect to Kamada Intellectual Property shall expire at the same time as the Agreement.

Prothya hereby grants to Kamada and its Affiliates a non-exclusive, worldwide, transferable, sub-licensable, fully paid up, royalty-free license, under the Prothya Intellectual Property, to the extent necessary in order to manufacture, use, sell and/or utilize the Products and/or the Finished Products.

During the Term, Kamada shall exclusively purchase all of its requirements of the Product in connection with the manufacture of the Finished Product, for sale in the Territory from Prothya, except with respect to purchases from a Back-Up Supplier as set forth in Section 12 below. During the Term, Prothya shall manufacture the Product exclusively for Kamada and shall not manufacture or develop for sale any product that directly competes with the Finished Product for itself or for its own benefit or for any third party (even if manufactured using different processes). The Parties acknowledge and agree that the above undertakings are given to the extent permitted under Applicable Laws (including applicable anti-trust laws) and that if any of the above undertakings are determined by any competent court or other authority to be too broad in scope and/or otherwise non-enforceable or invalid, the provisions of Section 24 below shall apply.

4.	Joint Steering Committee

Kamada and Prothya have formed or shall form a joint steering committee, comprising of representatives of each entity appointed by each such entity, for the purposes of overseeing all activities under this Agreement during the term of this Agreement, and all activities hereunder during the Term, as applicable. The structure, scope of responsibility and authority of the JSC are set forth in Exhibit B.

5.	Consideration

5.1.	Supply Price. In consideration for the performance of the Services and all of Prothya’s obligations hereunder, Kamada shall pay Prothya an amount of [****] of Source Plasma utilized in each manufactured Batch. Such Supply Price is comprised of [****]per [****]of Source Plasma equivalent for the supply of the Product, net of [****] per kg Source Plasma equivalent due from Supplier on account of the acquisition and utilization of the Plasma Derivatives resulting from the manufacturing process, as outlined in this Agreement and Clause 12 of the Plasma Agreement. The terms and provisions related to the consideration of the utilization of Plasma Derivatives under this Agreement shall be in accordance with Exhibit C and the relevant SOW.

Kamada shall not be obligated to pay the Supply Price in the event of failure to complete the manufacture or production of a Batch for any reason except to the extent resulting from any act or omission of Kamada in breach of this Agreement.

5.2.	Invoices. Prothya shall issue and provide Kamada with an invoice for each Batch upon confirmation of each purchase order by Prothya and/or confirmation of any other Services provided hereunder in accordance with the relevant Confirmed Purchase Order. Upon the date of issuance, each invoice shall be sent by electronic mail to the email address provided by Kamada.

5.3.	Payment. Kamada will pay [****]of each such invoice within [****] of the date of receipt by Kamada of the relevant invoice with respect to each initiation of the manufacturing of each Batch and [****] of each such invoice within [****] of the date of Product Release of the Batch. Payment shall be made by bank transfer to Prothya’s bank account as detailed in Exhibit C hereto. Each Party shall bear and pay all its own bank costs and fees in connection with such bank transfer.

Kamada shall always use the payment route provided in this Agreement for payment to Prothya. Kamada shall not accept any changes in respect of the payment route or bank account details received by email or by any other means of communication, or in any invoice or request for payment, unless such changes are set forth in a written amendment to this Agreement sent by Prothya in accordance with Section 20, on the letterhead of Prothya and signed by the authorized representative of Prothya, accompanied with a formal bank confirmation with new bank account details. For avoidance of doubt, it is hereby clarified that it is Prothya’s sole responsibility to provide the required documents with respect to such change in bank account details, and Kamada shall use the payment route provided in this Agreement, unless and until receipt in full of all the documents and information detailed herein, and Prothya shall have no claim whatsoever with respect to such use of payment route.

5.4.	Late Payment. If any portion of an invoice is disputed, Kamada will pay Prothya the undisputed amount within the time period set forth in Section 5.3 above and the Parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Upon the resolution of any disputed amounts, such amounts shall be paid within the time period set forth in Section 5.3 above or, if later, within [****] of such resolution. Interest on undisputed amounts (or upon resolution of such disputed amounts, as applicable) in arrears will accrue at a rate of [****] per annum from the date Prothya sent its first default letter to Kamada regarding an undisputed invoice until the date of actual payment, subject to a [****] grace period from the date of receipt of such letter.

5.5.	Post Approval CAPEX Investment. Prothya may be required to make certain investment in a centrifuge equipment during the [****] following the Effective Date (the “CAPEX Investment”). Subject to Prothya providing such documentation to support such actual CAPEX Investment, Kamada will be obligated to reimburse Prothya for [****] of such CAPEX Investment up to an amount of [****]. The total reimbursable amount will be spread equally over the remaining years of Initial Term and would be paid by Kamada at the end of each of the remaining calendar years.

5.6.	Additional Capital Expenditures. If any additional capital equipment is required to perform the Services due to Kamada’s request, and such capital equipment is to remain exclusively utilized for performing the Services, but such capital equipment and the expenses and costs thereof are not specified in Exhibit C, then the Parties shall negotiate in good faith the allocations of such additional capital expenses and the respective responsibility. For the avoidance of doubt, it is hereby agreed that Kamada shall not be obligated to pay for such capital equipment unless and to the extent the forgoing in this section is mutually agreed.

5.7.	Taxes.

5.7.1.	VAT.

5.7.1.1.	Any payment due to Prothya under this Agreement in consideration for the provision of the Services to Kamada by Prothya is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes (hereinafter all referred to as “Transaction Tax”). If any Transaction Tax is payable on the Service supplied by Prothya to Kamada under this Agreement, this Transaction Tax will be added to the invoice amount and will be for the account of (and reimbursed to Prothya by) Kamada on receipt of a valid VAT invoice from Prothya.

5.7.1.2.	Where VAT is charged, Prothya will ensure that its invoices to Kamada are issued in such a way that these invoices are valid VAT invoices that meet the requirements for deduction of VAT by Kamada, if Kamada is permitted by law to do so.

5.7.1.3.	Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of Transaction Tax resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the Transaction Tax.

5.7.2.	Withholding Tax.

5.7.2.1.	Where any sum due to be paid to Prothya under this Agreement is subject to any withholding or similar tax, Kamada will pay the withholding or similar tax to the appropriate government authority. -The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations made by Kamada to applicable governmental authority under this Agreement.

5.7.2.2.	Prothya will provide Kamada any tax forms that may be reasonably necessary for Kamada not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

5.7.2.3.	Each Party will provide the other with reasonable assistance to enable the recovery and obtain tax credits, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the withholding tax.

5.8.	Currency; Exchange Rate. All payments made by Kamada pursuant to this Section and Exhibit C, shall be made in Euros.

5.9.	Supply Price Adjustment. The Supply Price for the manufacturing Services agreed upon in the Binding Term Sheet between Parties and stated in this Agreement in Exhibit C shall be adapted on [****] of each calendar year but no [****], according to the [****]. Prothya shall notify Kamada of the percentage change, if any, as compared to the [****]. [****]

5.10.	Supply Price Increase due to adverse changes. In case of substantial change in the cost to Prothya to manufacture and supply the Product due to statutory or regulatory changes or change in the specifications of the Product, or due to other changes, such as increase in energy, raw material and/or labor costs, where any increase in these costs (jointly or individually) would result in a potential increase of the Supply price for the Product by [****] or more, Prothya shall provide sufficient documentation to support any Supply price adjustment, and the Parties agree to negotiate and endeavor to reach agreement in good faith regarding adjustment (increase) to the Supply Price.

5.11.	Supply Price Adjustment Due to Yields. The current estimated batch yield is as currently set forth in the SOW attached hereto as Exhibit A. The Parties will negotiate in good faith [****] in relation to Batch yields. Such negotiations will be initiated following the manufacturing and supply of the first [****] Batches (excluding process performance qualification batches) by Prothya, and will be based on actual data resulting from the manufacturing of those Batches. Such agreed mechanism will be incorporated in writing as an amendment to the Agreement.

6.	Delivery and Shipping

6.1.	Delivery of Product by Prothya will be made [****] (Incoterms 2020) Prothya’s Facility (“Delivery”). Risk of loss or damage to Product will pass to Kamada in accordance with the SOW and the Quality Agreement. Prothya shall utilize best commercially reasonable efforts to make the Product available for Delivery within [****] following the end of its manufacturing. Prothya will perform Product Release within [****] following end of its manufacturing; as further described in the Quality Agreement as Final Release of the Product.

6.2.	If requested by Kamada, Prothya will, in accordance with Kamada’s written instructions and as an agent of Kamada, at Kamada’s risk, arrange for shipping and inland transportation, by carrier(s) selected by Kamada, at Kamada’s reasonable expense.

6.3.	Prothya shall be responsible for packaging and labelling the Product in a manner appropriate for shipment, and in accordance with the Specifications in the Quality Agreement.

6.4.	Delay in Supply. Without derogating from Section 7.3 below, if for any reason caused by (a) Prothya; (b) a Modification requested or required by Prothya, Kamada, or any Regulatory Authority; or (iii) a Force Majeure Event, Prothya is unable to supply Kamada’s requirements as per a Confirmed Purchase Order for the Product, Prothya will use reasonable commercial efforts to supply Products pursuant to the applicable Confirmed Purchase Order as soon as practicable. Prothya and Kamada shall discuss the matter in good faith and coordinate efforts between them.

Without derogating from the foregoing, if Prothya’s delivery is delayed for any reason beyond the scheduled Delivery date (other than as a result of any act or omission by Kamada, of a Modification requested or required by Prothya, Kamada, or any Regulatory Authority, or of a Force Majeure Event) and in order to avoid adverse impacts upon Kamada’s production or scheduling, then, in addition to other remedies of Kamada, Prothya will cause the required quantity of Products to be shipped, at its own expense, in the most expeditious fashion available. Notwithstanding the foregoing, in the event that Delivery is delayed by more than [****] after the scheduled Delivery date, in addition to all other remedies available under this Agreement, Kamada shall have the right to assess Prothya a penalty of [****] of the Supply Price per day beyond such [****] of such late delivered Batch, which shall be deducted from the price of such late delivered Batch upon Delivery.

7.	Forecasts and Purchase Orders

7.1.	Kamada shall provide Prothya with a [****]rolling forecast for the Product supply in Batches (“Rolling Forecast”), with the [****] of such Rolling Forecast being binding (the “Binding Forecast”). Within [****] of receipt of the Rolling Forecast, the Parties will agree on a production plan and will agree on the required Source Plasma delivery schedule.

7.2.	The first Rolling Forecast shall be submitted to Prothya [****] prior to the expected Regulatory Commencement Date but shall not be binding on either Party until the Regulatory Commencement Date. The first Binding Forecast shall be effective as of the Regulatory Commencement Date.

The Rolling Forecast will be subsequently updated on a [****] basis and will be provided by the [****] day of each calendar month, unless otherwise determined by Kamada, at its sole discretion.

7.3.	Kamada shall issue purchase orders for Batches in the Binding Forecast, meeting, at least, the Minimum Annual Commitment, and in a form reasonably acceptable to Prothya, which shall specify at least the following: description of the Product ordered, the quantity ordered, the then current Supply Price, and the requested Delivery date meeting the relevant lead time. Kamada shall provide Prothya with purchase orders for the Product not less than [****] prior to the required Delivery date.

Prothya will make reasonable commercial efforts to accommodate expedited purchase orders. Prothya shall notify Kamada as soon as practicable following receipt of such request if able to accommodate such expedited purchase orders. Each expedited purchase order will be subject to an increase fee of [****] of the respective Supply Price of the Batches covered in such expedited purchase order. For clarity, such expediated fee will not apply to the extent such request for expedited delivery results from any act or omission or fault of Prothya.

7.4.	All Kamada purchase orders are subject to confirmation in writing by Prothya, which confirmation shall be delivered by electronic mail or courier within [****]of receipt of each purchase order (each purchase order confirmed by Prothya, a “Confirmed Purchase Order”). Failure of Prothya to respond within such [****] period shall be deemed as Prothya’s acceptance of the purchase order and such purchase order shall be a Confirmed Purchase Order for the purposes hereof.

7.5.	If Kamada cancels a Confirmed Purchase Order and Prothya is unable to re-assign the manufacturing slot then Kamada will pay Prothya the non-cancellable out of pocket expenses Prothya incurred with respect to such Confirmed Purchase Order which cannot reasonably be mitigated. Any Raw Materials allocated to such cancelled Confirmed Purchase Order shall be reserved by Prothya for future orders submitted by Kamada. In any event, no cancellation fees shall apply with respect to any cancellation of a Confirmed Purchase Order except for the payments expressly set forth in this Agreement. Notwithstanding the forgoing, any Confirmed Purchase Order beyond the Minimum Annual Commitment can be cancelled by Kamada upon at least [****] written notice to Prothya in advance of scheduled Delivery date set forth in the Confirmed Purchase Order, without further obligation on the part of Kamada.

7.6.	Prothya shall Deliver the Product to Kamada on the confirmed Delivery date, in accordance with the Confirmed Purchase Order. Failure to Deliver the Product on the confirmed Delivery date shall be considered a material breach of this Agreement, and the provisions of Section 6.4 above shall apply.

8.	Minimum Commitment

8.1.	During the Term, Kamada will be obligated to acquire, and Prothya will be obligated to supply a minimum of [****] Batches of the Product per year for each of the [****] of the Initial Term, and five (5) Batches of the Product per year for the remaining [****] of the Initial Term (“Minimum Annual Commitment”).For the avoidance of doubt: “year” means a [****] period starting on the Effective Date.

8.2.	In the event that Kamada fails to order the Minimum Annual Commitment in a given year, then Kamada will be obligated to pay Prothya an amount equal to [****] of the Supply Price for the number of the Batches not ordered and which Kamada was required to order under the Minimum Annual Commitment, within [****] after the end of the relevant year and following receipt of invoice from Prothya. Any amounts paid by Kamada under Section 7.5 above for any Confirmed Purchase Order cancelled shall be reduced from the payments required to be made under this Section 8.2.

9.	Product Claims and Recalls

9.1.	Product Claims

9.1.1.	General. Kamada has the right to reject any portion of any shipment of Product that includes Non-conforming Product/s, without affecting the acceptance of the remainder of the shipment. Kamada will review the Product Release documents and visually inspect the Product manufactured and supplied by Prothya following receipt and will give Prothya written notice with detailed explanation of all claims with respect to any such Non-conforming Product, or any shortfalls in shipment quantity (a “Deficiency Notice”), within [****] of Product Release and after Kamada’s actual receipt of the Product (or, in the case of any latent defects or other defects not reasonably detectable from a visual inspection of the shipment of Product and the Product Release documents upon receipt thereof, within [****] after discovery by Kamada, but not after the expiration date of such Product).

9.1.2.	Determination of Deficiency; Non-conforming Product. Upon receipt of a Deficiency Notice, Prothya will have [****] to advise Kamada by notice in writing if it disagrees with the contents of the Deficiency Notice (including that the Product supplied is a Non-conforming Product). If Kamada and Prothya fail to agree within ten [****] after Prothya’s notice to Kamada as to whether any Product identified in the Deficiency Notice was a Non-conforming Product, the Parties will proceed as follows: (i) if the issue is believed to be caused by a Raw Material or Source Plasma defect or deficiency and/or any failure of such Raw Material or Source Plasma to comply with the Specifications therefor, laboratory error or a suspect analytical method, representatives from both Parties will retain a mutually agreed independent Third Party laboratory to test the Product and/or Raw Materials and/or Source Plasma to determine if a Raw Material, Source Plasma or testing defect, deficiency or non-compliance with the Specifications is the root cause or whether the Product and/or the Raw Materials and/or Source Plasma is complying and acceptable; or (ii) if the issue is believed to be process related, representatives from both Parties will jointly evaluate Prothya’s deviation report to determine if any other investigation could identify the root cause and proceed as determined. If, after the independent testing or joint investigation has been performed, the Parties still cannot agree on the root cause, executives from both Parties will meet and use good faith efforts to resolve the dispute and liability issues. If the Parties’ executives are unable to resolve the dispute within [****], the dispute will be handled as a Dispute under Section 22 below. The Parties shall fully cooperate with such testing and investigation, and shall provide all relevant samples, documentation and information reasonably necessary for the determination in respect of the non-conformance. Each Party shall bear its own costs in respect of such investigation and testing and the Parties shall share the costs of the independent laboratory. Upon determination, the non-prevailing Party shall reimburse the other Party the costs paid to such independent laboratory.

9.1.3.	Non-conforming Product. If Kamada rejects any Batch of Product and pursuant to the process provided under Section 9.1.2 above, the relevant Batch is determined to be Non-conforming Product for which Prothya is liable hereunder, then Prothya will make up any shortfall and replace the Non-conforming Batch with conforming Batch as promptly as possible and at no charge to Kamada, within [****], subject to the supply by or on behalf of Kamada of the Source Plasma.

In the event that the total number of failed Batches in a given calendar year that Prothya is obligated to replace at its own cost as provided above exceeds [****], then in addition to manufacture a replacement Batch at no additional cost, as detailed above, Prothya will reimburse Kamada for [****]of the value of the Source Plasma, included in each of the failed Batches over and above the [****] failed Batches. Prothya’s responsibility to reimburse Kamada for the costs of the Source Plasma will be capped at [****] of Prothya’s annual proceeds under the Agreement in the specific calendar year in which such reimbursement is due.

All Products determined to be Non-conforming Products for which Prothya is liable shall be returned by Kamada to Prothya or destroyed by Kamada, at Prothya’s election and at the expense of Prothya.

In the event Supplier discovers any Non-conforming Product prior to Delivery, Prothya shall promptly notify Kamada in writing and the Parties shall follow the procedures set forth in the Quality Agreement. Prothya shall investigate the occurrence at no further cost to Kamada.

9.2.	Product Recalls and Returns

9.2.1.	Records and Notice. Prothya and Kamada will each maintain records necessary to permit and support a Recall of any Finished Product. Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information of which such Party becomes aware, which might affect the safety, quality or effectiveness of the Product and/or Finished Product or which might result in the Recall or seizure of the Finished Product. The decision to initiate a Recall or to take any other corrective actions, if any, will be made and implemented by Kamada, in its sole discretion.

9.2.2.	Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Finished Product, a written request that any Finished Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Kamada determines that any Finished Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Finished Product, Prothya will co-operate as reasonably required by Kamada and/or its Affiliates, having regard to all Applicable Laws, it being acknowledged that Kamada shall have exclusive authority to provide overall management and discretion to such Recall.

9.2.3.	Finished Product Returns. Kamada will have the responsibility for handling customer returns of the Finished Product. Prothya will give Kamada and its Affiliates any reasonable assistance that Kamada and/or its Affiliates may require to handle such returns.

9.3.	Responsibility for Recalled Finished Products. To the extent a Recall results from, or arises out of, a failure by Prothya to perform the Services in accordance with the Specifications, cGMPs, the Quality Agreement or Applicable Laws, Prothya will be responsible and will bear the documented reasonable out-of-pocket expenses of the Recall or return (“Recall Costs”) and will use its best efforts to replace the Recalled or returned Products with new conforming Products pursuant to the provision of Section 9.1.3 above, mutatis mutandis.

9.4.	Sole Remedy. Except for the indemnity set forth herein, the remedies described in this Section 9 will be Kamada’s sole remedy in contract, tort, equity or otherwise Recalled Finished Products or returned Products for any failure by Prothya to provide the Services in accordance with the Specifications, cGMPs, the Quality Agreement and Applicable Laws and/or in accordance with the warranties in Section 16 below.

10.	Quality Control, Quality Assurance and Records

10.1.	Quality Agreement. The respective responsibilities and obligations of each of the Parties with respect to the quality control, technical, quality assurance and regulatory responsibilities relating to the manufacture and release of the Product manufactured and supplied under this Agreement shall be governed by the terms of the Quality Agreement. Following the execution thereof, the Quality Agreement shall be attached hereto by reference as Exhibit D.

The terms of the Quality Agreement relating to the Product will override the terms of this Agreement with respect to quality control, quality assurance, cGMP and regulatory compliance. The terms of this Agreement will override the Quality Agreement in any other matters, including commercial, financial and legal matters.

10.2.	Responsibilities. Prothya will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and Release of Product will be the responsibility of Prothya’s quality assurance team. Prothya will perform its Batch review and Release responsibilities in accordance with Prothya’s standard operating procedures. Upon each shipment by Prothya of Product to Kamada, Prothya shall provide Kamada with a Certificate of Analysis and Certificate of Compliance, including a statement that the relevant Batch has been manufactured and tested in accordance with the Specifications and cGMPs according to the SOW, as well as all relevant analytical testing, required documentation and other release documents as further set forth in the Quality Agreement. Prothya will further supply Kamada with full release documentation as specified in the Quality Agreement (to include relevant batch documentation) of the delivered Product within [****], calculated from the end of manufacturing. The Batch documents, including, Batch production records, lot records, equipment set up control, operating parameters, data printouts, raw material data, and laboratory notebooks, except specific Product-related information contained therein, are the exclusive property of Prothya, however Kamada may use any such documents delivered hereunder for the purposes of this Agreement and/or related agreements and/or the registration, marketing and/or sale of Finished Product. Specific Product-related information contained in such Batch documents is the exclusive property of Kamada.

Prothya shall prepare an annual product quality review (“PQR”) with respect to the Product and send a copy to Kamada, all in accordance with the format and timelines as may be set forth in the Quality Agreement.

10.3.	Regulatory Audits. Prothya agrees that it will permit any Regulatory Authority to perform inspections and audits at Prothya’s Facility. Prothya shall promptly inform Kamada in writing of any inspection or audit by a Regulatory Authority that is directly related to the manufacture, testing and/or storage of the Product at Prothya’s Facility, such notice shall be provided to Kamada no later than [****] of receipt of written notice of any such inspection or audit, or immediately and without undue delay, in the case of a surprise inspection. All respective rights and obligations of Kamada and Prothya in connection with such inspections and/or audits by any Regulatory Authority shall be governed by the relevant terms of the Quality Agreement.

10.4.	Quality Audits. Prothya shall permit Kamada’s and/or its Affiliates’ representatives or appointed independent auditor to audit Prothya’s Facility relating to the manufacturing, testing, and/or storage of the Product. The frequency and duration of the audits will be defined in the Quality Agreement. All such audits by Kamada and/or its Affiliates’ and the respective rights and obligations of Kamada and Prothya in connection therewith shall be governed by the relevant terms of the Quality Agreement.

11.	Regulatory Filings

11.1.	Prothya will cooperate with Kamada and its Affiliates’ with respect to any change, supplement or annual report in connection with the Product and shall provide all supportive justification, reports or documentation to enable Kamada and/or its Affiliates’ to create the appropriate submission package to any regulatory authorities as applicable, at no additional cost to Kamada and/or its Affiliates. The working practice is detailed in the Quality Agreement. Cost of submission shall be borne by Prothya unless resulting from a Modification required by Kamada. Prothya shall have or obtain any and all manufacturing approvals for its manufacturing facilities under the Prothya Registration, including, without limitation, licenses from any relevant Regulatory Authority, with respect to which Prothya shall bear its own charges, and will provide copies thereof to Kamada upon request at no additional cost to Kamada and/or its Affiliates. Prothya will fully support and assist Kamada and its Affiliates to obtain Regulatory Authority approval for the commercial manufacture, distribution and sale of Finished Products as quickly as reasonably possible.

11.2.	Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Prothya, Kamada will endeavor to give Prothya a copy of the documents incorporating this data to give Prothya the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Prothya’s generated data. Prothya shall review and respond within [****] but the Parties may agree to a shorter time for the review as needed. Failure of Prothya to respond in a timely manner shall be deemed as Prothya’s approval of such documents.

11.3.	Deficiencies. If Prothya reasonably determines that any of the information given by Kamada under Section 11.2 above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Prothya will promptly following discovery, but in any event during the review period set forth in such Section above, notify Kamada in writing of the Deficiencies. The Parties will work together to have the Deficiencies resolved.

11.4.	Future Registrations. In the event Kamada shall wish to register the Finished Product in other territories which will require additional regulatory oversight other than the FDA, Health Canada, or The Belgium Federal Agency for Medicines and Health Products (FAMHP), then Kamada shall notify Prothya in advance in accordance with the approval plan for the applicable Territory, and the Parties shall negotiate and endeavor to reach an agreement, in good faith, with respect of the additional activities that may be required, timelines and costs associated with such additional registration.

12.	Back-Up Supplier

12.1.	Kamada shall be entitled to qualify an alternative manufacturer of the Product (“Back-Up Supplier”) solely for the purpose of supplying Product to Kamada in the event and to the extent that Prothya is unable to supply the Product in the circumstances and subject to the conditions set forth below.

12.2.	To the extent necessary for such alternative manufacturer to operate as Back-Up Supplier, Prothya agrees to cooperate with Kamada, at Kamada’s expense, to transfer to such Back-Up Supplier or assist with the replication by such Back-Up Supplier of the manufacturing technology, know-how and trade secrets, and any required Kamada Intellectual Property, that are used by Prothya in the manufacture of the Product, provided that reasonable and customary written undertakings from such Back-Up Supplier are in place to protect Prothya’s confidential and/or proprietary information.

The Parties will negotiate in good faith a separate technology transfer agreement between Prothya, Kamada and such Back-Up Supplier, regarding the scope, timelines and consideration related to services provided by Prothya with respect to the qualification of such Back-Up Supplier.

12.3.	In the event and to the extent that Prothya is unable to supply the required quantities of Product (except due to the failure to supply the Source Plasma or any fault of Kamada), Kamada may utilize the services of such Back-Up Supplier (instead or in addition to Prothya) until such time as Prothya resumes full production and delivery of the Product, and the quantities of Product supplied by such Back-Up Supplier shall be deemed to have been supplied by Prothya for the purposes of the Minimum Annual Commitment. For clarity, Kamada shall be entitled to qualify a Back-Up Supplier in advance, at any time, whether or not at the time Prothya is unable to supply the Product.

13.	Term and Termination

13.1.	Term. This Agreement shall commence on the Effective Date and shall remain in force for a period of [****], (the “Initial Term”). The Parties may mutually agree to extend the Initial Term by written agreement for [****] periods (each a “Renewal Term”), at least [****] prior to the end of the Initial Term or the then current Renewal Term (the Initial Term and the Renewal Term(s), together, the “Term”).

13.2.	Termination for Cause. Without derogating from any of the rights or remedies, to which a Party is entitled to under this Agreement or Applicable Law, in the event that the other Party fails to perform or substantially breaches one or more of its material undertakings hereunder and such failure is not capable of cure or has not been cured within [****] after receipt of written notice from the non-defaulting Party then such Party may terminate this Agreement by written notice to the other Party, effective immediately. The time periods for termination stated above in this Section 13.2 shall be suspended during the period commencing upon a bona fide dispute arising between the Parties as to whether a material breach has occurred and ending upon the date such dispute is finally determined in accordance with Section 22. In the event such final determination provides for the payment of money and such amount is paid in full by the obligor within [****] of such determination, no termination right shall arise hereunder with respect to the matter in question.

Either Party may, at its sole discretion, terminate this Agreement upon written notice to the other Party, effective immediately if: (i) the other Party is declared insolvent or bankrupt or if a receiver is appointed over a substantial part of its assets by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party; or (iii) the other Party makes an assignment for the benefit of creditors and such order, proceeding or appointment (as applicable) is not dismissed or withdrawn within [****] of its issuance, institution, or appointment (as applicable).

In addition, the Party affected by a Force Majeure Event shall be entitled to terminate this Agreement by [****] prior written notice to the other, should the Force Majeure Event continue for more than [****].

13.3.	Termination for Convenience. Each Party retains the right to terminate this Agreement during the Term by providing the other Party with a [****] prior written notice.

13.4.	Effect of Termination and Survival

13.4.1.	Subject to Section 13.4.2 below, each Party shall immediately: (i) cease all use of the Prothya Intellectual Property and Kamada Intellectual Property that is not owned or Controlled by such Party and such Party is not entitled to own or Control, as well as of the Know-How Controlled by such Party and the associated documentation and materials transferred to such Party in accordance with this Agreement; (ii) in addition, Prothya shall (a) cease performing the Services; (b) return all unused Source Plasma in accordance with the terms of the Plasma Agreement; and (c) cancel all orders for Raw Materials to the extent they are cancellable without penalty; and (d) , if the Agreement is terminated by Kamada for convenience under Section 13.3 above or by Prothya for cause under Section 13.2, the Parties shall agree in good faith on the cost of such technology transfer to be paid by Kamada (otherwise, Prothya’s activities in respect of the technology transfer shall be free of charge). Notwithstanding the foregoing, the license granted by Prothya under Section 3 above to use, sell and/or utilize the Products and/or the Finished Products shall remain in effect so long as necessary in respect of Products supplied hereunder. Kamada and its designee/s shall be entitled to continue using the Prothya Intellectual Property and Confidential Information of Prothya for regulatory purposes in connection with Services performed hereunder prior to termination.

13.4.2.	Kamada shall make payment to Prothya (i) for all Batches released in accordance with the applicable Confirmed Purchase Order; (ii) in the case of termination before Batch release and unless Kamada requests Prothya to complete and supply all Batches required to be supplied under the Binding Forecast, Kamada shall pay Prothya for Services rendered up to the date of termination, including in respect of any Product in-process and all reasonably documented out-of-pocket costs incurred through the date of termination, including the cost of unused Raw Materials purchased for use in connection with the Services which Raw Materials shall then be provided to Kamada or its designee upon Kamada’s request and at Kamada’s expense, within [****] from the effective date of termination; (iii) any remaining CAPEX Investment Payment pursuant to and subject to Section 13.4.3 below, within [****] from the effective date of termination; and (iv) except in the case of termination by Kamada pursuant to Section 13.2 above, termination by Prothya for convenience pursuant to Section 13.3 above or termination by Kamada or Prothya pursuant to Section 25.4 below, Kamada shall make payment to Prothya of the Supply Price for the number of Batches that Kamada is obligated to purchase in the then remaining period of the Binding Forecast, and, unless otherwise requested by Kamada, Prothya shall supply such Batches to Kamada, in accordance with Section 7 above, subject to the timely supply of the required quantities of Source Plasma.

13.4.3.	CAPEX Investment. In the event of termination of this Agreement by Kamada during the Initial Term other than in accordance with Section 13.2 above, then in addition to all other rights and remedies that Prothya may have hereunder, and subject to Prothya providing documentation to support the actual CAPEX Investment as required in Section 5.5above and specified in the SOW made through the effective date of such early termination, Kamada will be obligated to pay the outstanding unpaid balance of the CAPEX Investment pursuant to Section 5.5above.

13.4.4.	In addition, upon termination of this Agreement, other than as a result of Kamada’s uncured material breach, or as a result of Prothya’s inability to supply the Product due to Force Majeure, Kamada shall have the right, but not the obligation, to order up to twenty (20) additional Batches of Product in accordance with the then applicable Rolling Forecast, in accordance with Section 7 above, subject to the timely supply of the required quantities of Source Plasma, and Kamada shall make payment of the then current Supply Price therefor.

13.4.5.	Any terms and conditions that by their nature or otherwise reasonably should survive any termination or expiration of this Agreement shall be deemed to survive including, without limitation: Sections 9, 10.3, 10.4, 13.4, 13.5, 14, 15, 16, 17, 18& 22, which shall survive the expiration or termination of this Agreement for whatever cause or reason, in accordance with their terms.

13.5.	Books and Records. Prothya shall maintain accurate books and records of its calculation for at least [****] years from relevant calendar year of any costs and other expenses and charges beyond the Supply Price for which Kamada is responsible pursuant this Agreement which shall be made available for inspection and audit by Kamada or its designee at least once every [****] for the purpose of verifying increases in any such costs and other expenses and charges for which Kamada is responsible pursuant to this Agreement. Kamada or its designee (as applicable) shall be responsible for the costs of any such inspection and audit, provided, that, if it is determined that Kamada has paid costs, expenses and charges which exceed the costs, expenses and charges as to which Kamada is responsible pursuant to this Agreement by more than [****], Prothya shall be responsible for the reasonable costs of such audit, as well as (in every case whether above or below the [****] threshold) for refunding the amount of Kamada’s overpayment, plus interest at the rate of [****] from the date payment was originally made.

14.	Intellectual Property

14.1.	Kamada’s Warranties and Representations. Kamada represents and warrants that, to the best of Kamada’s knowledge: (i) Kamada or its Affiliates owns, or otherwise Controls all Background Intellectual Property comprising the Kamada Intellectual Property; (ii) Kamada has the right to grant Prothya all the rights and licenses hereunder, free and clear of any lien and/or encumbrance or right of any third parties; and (iii) to the knowledge of Kamada, the use by Prothya of the Kamada Intellectual Property or the Source Plasma and any Kamada-supplied materials or documents for the performance of the Services and/or under this Agreement shall not infringe the rights of any third party.

14.2.	Kamada’s Intellectual Property. All Kamada Intellectual Property shall be the exclusive property of Kamada. For clarity, no royalties or other payments of any kind whatsoever shall be payable by Prothya to Kamada with respect to, the use by Prothya of the Kamada Intellectual Property, and/or of any materials and/or documents provided by Kamada to Prothya hereunder for the performance of Prothya’s obligations hereunder and/or the exercise of the license under Section 3 above.

14.3.	Prothya’s Warranties and Representations. Prothya represents and warrants that to the best of Prothya’s knowledge (i) Prothya owns, or otherwise Controls all Background Intellectual Property comprising Prothya Intellectual Property; (ii) Prothya has the right to use all the rights and licenses, free and clear of any lien and/or encumbrance or right of any third parties for the provision of the Services and manufacturing of the Product.

14.4.	Prothya’s Intellectual Property. All Prothya Intellectual Property shall be the exclusive property of Prothya or its licensor. No royalties or other payments of any kind whatsoever shall be payable by Kamada or its Affiliates to Prothya with respect to the use by Prothya of the Prothya Intellectual Property in the course of rendering the Services and/or the exercise of the license granted by Prothya under Section 3 above, other than the Supply Price due to Prothya pursuant to Section 5 above.

14.5.	Patent Prosecution – Kamada. If Kamada, as applicable, intends to file a patent application relating to any Kamada Intellectual Property generated, created or developed in the performance of the Services, Kamada will give Prothya reasonable time prior to the filing date to review and confirm the inventorship and ownership in accordance with this Agreement, accuracy of disclosure, and adherence to this Section 14 in the proposed patent application. Prothya will perform such review and provide its comments and suggested revisions (if any) to the patent application as soon as reasonably practicable and, in any event, no later than [****] after receipt thereof. Kamada shall consider such comments and revisions in good faith and all reasonable comments and revisions, if appropriate, shall be incorporated into such patent application.

14.6.	Patent Prosecution – Prothya. If Prothya intends to file a patent application relating to or using any Prothya’s Intellectual Property generated, created or developed in the performance of the Services, Prothya will give Kamada reasonable time prior to the filing date to review and confirm the inventorship and ownership in accordance with this Agreement, accuracy of disclosure, and adherence to this Section 14 in the proposed patent application. Kamada will perform such review and provide its comments and any suggested revisions (if any) to the patent application as soon as reasonably practicable and, in any event, no later than [****] after receipt thereof. Prothya shall consider such comments and revisions in good faith and all reasonable comments and revisions (if appropriate) shall be incorporated into such patent application.

14.7.	Assistance in Prosecution & Maintenance of Intellectual Property. At the request of a Party (the “Requesting Party”), the other Party will execute all papers and documents (including deeds of assignment), and render other reasonable assistance requested in connection with the assignment, registration, prosecution, maintenance and enforcement of any Intellectual Property rights, including patents or patent applications, comprising any Kamada Intellectual Property or Prothya Intellectual Property (as applicable). It is understood that the Requesting Party or its designee shall reimburse the other Party for all reasonable out-of-pocket expenses incurred by such other Party in doing so.

14.8.	No Restriction. Each Party acknowledges that subject to the terms of this Section 14, nothing in this Agreement will restrict either Party or its Affiliates from using any respective Intellectual Property owned or Controlled by such party, including the Kamada Intellectual Property or Prothya Intellectual Property as the case may be, in the development and manufacture of any products, whether on its own behalf or for third parties.

14.9.	Survival. This Section shall survive the termination or expiration of this Agreement for any reason.

15.	Confidential Information; Public Announcements

15.1.	Confidential Information. The terms of the CDA are incorporated herein by reference and will apply to any and all discussions and Confidential Information (as defined in the CDA) exchanged by or on behalf of the Parties and/or their Affiliates under this Agreement as contemplated herein, in any form, whether oral, written, electronic or otherwise. In addition, the “Purpose” as defined in the CDA shall be deemed to include discussions between the Parties with respect to the terms of this Agreement and with respect to the transactions contemplated herein. Without derogating from the foregoing, neither Party shall disclose or discuss the terms of this Agreement with any persons other than its Affiliates and its and their employees, officers, directors, subcontractors and representatives who have a “need to know” and who are bound by similar confidentiality and non-use obligations, without the prior written approval of the other Party, which approval shall not be unreasonably conditioned, delayed or withheld. The confidentiality and non-use obligations of the Parties herein shall continue for the period/s set forth in the CDA. Prothya acknowledges that Kamada is a public company whose shares are publicly traded on the Tel-Aviv Stock Exchange and the NASDAQ. Accordingly: (a) Kamada’s confidential information, as well as this Agreement may be considered as “inside information” pursuant to Israeli and U.S. securities laws and regulations and Prothya undertakes not to use any confidential information in violation of the applicable securities laws; and (b) Kamada may be required to make certain disclosures and publications under Applicable Laws, which may include this Agreement and/or the Parties’ discussions and/or related agreements, such disclosures not to be deemed a breach of this Agreement or related agreements. Notwithstanding anything to the contrary contained herein, Kamada may disclose Confidential Information of Prothya to regulatory authorities (a) in the framework of regulatory inspections and audits; and/or (b) in its submissions to and communications with regulatory authorities pertaining to the Product and/or Finished Product, without obtaining Prothya’s prior consent.

15.2.	Public Announcements. Notwithstanding the foregoing, if an announcement concerning this Agreements is required by Applicable Laws or any listing agreement with a national securities exchange or quotation system, the Party required to make such announcement may do so, provided that such Party shall provide notice to and a copy of such announcement as promptly as practicable in advance of such announcement and, to the extent practicable, take the views and comments of the other Party in respect of such announcement into account prior to making such announcement.

15.3.	This Section shall survive the termination or expiration of this Agreement for any reason.

16.	Representations, Warranties, Covenants and Exclusion of Other Warranties

16.1.	Kamada’s Covenants, Representations and Warranties. Kamada covenants, represents and warrants as follows:

16.1.1.	Non-Infringement. (i) Kamada has the right to disclose to Prothya the Kamada Intellectual Property to be used by Prothya in performing the Services according to this Agreement; (ii) to the best of Kamada’s knowledge, such Kamada Intellectual Property does not infringe any Third Party Rights;

16.2.	Prothya’s Covenants, Representations and Warranties. Prothya covenants, represents and warrants as follows:

16.2.1.	Quality and Compliance. (i) at the time of Release, the Product manufactured and supplied hereunder shall (a) have been manufactured, packaged, tested and released in compliance with the Specifications, the Quality Agreement, cGMP and other Applicable Laws; (b) meet the Specifications; and (c) shall not be adulterated or misbranded; (ii) it has the ability, experience, skills, financial resources, expertise, manpower, and all necessary resources to provide the Services pursuant to this Agreement; (iii) none of Prothya, its employees, or its subcontractors is debarred by the FDA or any other Regulatory Authority; and (iv) it has all the approvals, permits and licenses that may be required under Applicable Laws for the provision of the Services pursuant to this Agreement, to the extent that such are required, and that it will have all such approvals, permits and licenses at all relevant times during the term of this Agreement;

16.2.2.	Non-Infringement. To the best of Prothya’s knowledge (i) any Prothya Intellectual Property, used by Prothya in performing the Services (a) is Prothya’s or its Affiliate’s unencumbered property, (b) may be lawfully used in the performance of the Services and manufacture of the Product, and (c) does not infringe and will not infringe any Third Party rights; (ii) the performance of the Services by Prothya under this Agreement or the use or other disposition of any Product by or on behalf of Kamada and/or its Affiliates does not and will not infringe any Third Party rights; (iii) there are no actions or other legal proceedings involving Prothya that concern the infringement of Third Party rights related to any of the Prothya Intellectual Property, the Raw Materials or the sale, use, or other disposition of any Product.

16.3.	Mutual Representations and Warranties. Each Party represents and warrants that: (a) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the party executing this Agreement on such Party’s behalf has been duly authorized to bind it; and (c) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by it does not result in any violation of any Applicable Law (including any judicial decree) of any Regulatory Authority or other government authority having jurisdiction over such Party, or to the best of its knowledge, cause such Party to breach any contractual commitment by which such Party is bound; and there is no legal, commercial, contractual or other restriction, which precludes or might preclude such Party from fully performing its obligations pursuant to this Agreement.

17.	Indemnification; Limitation of Liability

17.1.	Prothya Indemnification. Prothya agrees to indemnify, defend and hold harmless Kamada and its Affiliates and each of their officers, directors, employees, agents and other representatives (collectively, the “Kamada Indemnified Parties”), from and against any Losses resulting from any Third Party Claim, to the extent such Claim results from, or arises out of (i) the negligence or intentional misconduct of Prothya or any Prothya Indemnified Parties (as defined below) or a Prothya subcontractor in the performance of Services and/or the manufacture of the Product; (ii) any claim or allegation by any third party that the use of the Prothya Intellectual Property or Prothya’s Know-How pursuant to this Agreement infringes a Third Party’s Intellectual Property rights; (iii) any product liability Third Party Claims resulting from breach of Prothya’s warranty in Section 16.2.1 above; (iv) the breach by Prothya or any Prothya Indemnified Parties of this Agreement, including, any of Prothya’s covenants, obligations, representations or warranties (including any failure to abide by Applicable Laws); except and to the extent of any Losses and/or Claims against which Kamada is obligated to indemnify Prothya pursuant to Section 17.2 below.

17.2.	Kamada Indemnification. Kamada agrees to indemnify, defend, and hold harmless Prothya and its officers, directors, employees, agents and other representatives (collectively, the “Prothya Indemnified Parties”), from and against any Losses resulting from any Third Party Claim, as a result of, or arises out of: (i) the negligence or intentional misconduct of Kamada or any Kamada Indemnified Parties in the performance of its obligations under this Agreement; or (ii) any claim or allegation by any third party that the use of the Kamada Intellectual Property and/or any Kamada Know-How and associated documentation and materials transferred to Prothya hereunder infringe a third party’s Intellectual Property rights; or (iii) any breach of this Agreement including, any of Kamada’s covenants, obligations, representations or warranties, (including any failure to abide by Applicable Laws), by Kamada or any other Kamada Indemnified Parties; except and to the extent of any Losses and/or Claims against which Prothya is obligated to indemnify Kamada pursuant to Section 17.1 above.

17.3.	Indemnity Procedure. As a condition precedent to the right of a Kamada Indemnified Party or Prothya Indemnified Party (as applicable) (each an “Indemnified Party”) to be indemnified under this Agreement, the Indemnified Party: (i) shall promptly notify the other Party (i.e. Prothya or Kamada, (as applicable), the “Indemnitor”) of any relevant Third Party Claims asserted or made, including any Claims asserted or made by any governmental authority having jurisdiction; and (ii) shall include in such notice all material information in its possession relating to the Third Party Claim; and (iii) shall not make admissions, compromise, negotiate or settle any such Third Party Claim without the Indemnitor’s prior written consent, not to be unreasonably withheld, conditioned or delayed; and (iv) the Indemnified Parties shall reasonably cooperate with the Indemnitor in the investigation, defense and settlement of such Claim, at the expense of the Indemnitor.

The Indemnitor or its designee shall have full control over the defense and the right to settle any such Claim on such terms it deems appropriate, provided that such settlement includes an unconditional release of the Indemnified Party from all liabilities arising out of such Claim and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Indemnified Party, or payment of monetary damages or provides for any other relief not covered under the Indemnitor’s indemnity hereunder, without the Indemnified Party’s written consent, which shall not be withheld, conditioned or delayed unreasonably. The Indemnified Party may, at its option and expense, select and be represented by separate counsel.

The Indemnitor shall keep the other Party hereto reasonably informed of the status or progress of such Third Party Claim and the defense thereof and/or settlement negotiations with respect thereto.

Notwithstanding anything to the contrary contained herein, the Indemnified Party shall have the right to assume the defense of any Third Party Claim upon written notice to the

Indemnitor, in which case the Indemnitor shall be relieved of liability under this Section 17 solely for such Third Party Claim.

17.4.	LIMITATION OF LIABILITY – INDIRECT AND CONSEQUENTIAL DAMAGES. SAVE FOR ANY THIRD PARTY CLAIMS UNDER SECTION 17.1 AND 17.2 ABOVE, AND ANY LIABILITY FOR FRAUD OR WILFUL MISCONDUCT, UNDER NO CIRCUMSTANCES WHATSOEVER WILL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (I) ANY PENALTY, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF BUSINESS, LOSS OF GOODWILL, OR COSTS OF ANY SUBSTITUTE SERVICES; OR (II) ANY OTHER LIABILITY, DAMAGE, COST OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT, INCIDENTAL OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF THESE DAMAGES.

17.5.	Limitation of Liability

17.5.1.	Defective or Recalled Product. Without derogating from Prothya’s indemnity obligations under Section 17.1 above and from the recall provisions under Section 9.3 above, Prothya’s liability to Kamada for any obligation with respect to (i) any defective Product or other Non-conforming Product under Section 9.1.3 or (ii) any recalled Products under Section 9.2, will be limited to replacement of such defective or recalled Product as applicable and the payment of the cost of Source Plasma, to the extent necessary in accordance with Section 9.1.3 above.

17.5.2.	Maximum Liability. Notwithstanding anything to the contrary under this Agreement but subject to Prothya’s indemnity obligations under Section 17.1 above, the recall provisions under Section 9.3 above and Prothya’s liability for a defective or recalled Product as set forth in 17.5.1 above, Prothya’s maximum liability to Kamada under this Agreement for any reason whatsoever (whether based on contract law, tort or any other area of law), but excluding any breach of its confidentiality obligations, gross negligence or fraud, will not exceed an amount [****].

18.	Insurance

18.1.	The Parties’ Insurance. Each Party shall, at its own expense, obtain and maintain the following insurance policies:

18.1.1.	Commercial General Liability insurance, with a limit of at least [****] per occurrence and annual aggregate;

18.1.2.	Workers’ Compensation and/or Employer’s Liability insurance, in accordance with Applicable Law; and

18.1.3.	Product Liability Insurance to cover its legal liability under Applicable Law, as it deems necessary and appropriate for similar coverage, amounts and duration as it customarily maintains for similar products and activities, but in no event with limits less than [****] per event and in aggregate per annum and the limit for deductibles shall not [****] per event.

Such insurance policy is written on a “claims made” basis, therefore, the Parties agrees either to: (a) continue to purchase such coverage or; (b) if either Party ceased maintaining such insurance coverage after the expiration of this Agreement, then, such Party shall purchase a [****]extended reporting period (or “tail” insurance) coverage).

18.2.	The issuance of any insurance policy(ies) will not constitute an approval that the above insurance policy(ies) is/are in accordance with the provisions of this Agreement and will not impose any liability on either Party; nor will such insurance policy(ies) be considered as reducing either Party’s liability under this Agreement and/or under any Applicable Law.

At least ten [****] after written request, either Party shall provide the other Party with an insurance certificate showing compliance with the above insurance obligations.

18.3.	Either Party shall notify the other Party in writing as soon as possible upon becoming aware of any lawsuit or other circumstances that may give rise to any lawsuit or claim against the other Party.

18.4.	Each Party shall notify the other Party in writing at least [****] prior to non-renewal, material reduction, suspension or cancellation of the aforesaid insurance coverage.

19.	Independent Contractors

19.1.	Prothya shall serve as an independent contractor to and not as an agent or employee of Kamada or any of its subsidiaries or Affiliates and shall have no authority to bind or commit Kamada or its Affiliates by or to any contract or otherwise. Kamada shall serve as an independent contractor to and not as an agent or employee of Prothya or any of its subsidiaries or Affiliates and shall have no authority to bind or commit Prothya by or to any contract or otherwise.

19.2.	Without derogating from Section 5 above, Prothya shall be solely responsible for any insurance contributions, income tax and other such assessments made or imposed by any governmental authority with regard to the rendering of the Services, including any payment due to, or received by, Prothya hereunder.

20.	Notices

Each notice and/or demand given by one Party pursuant to this Agreement shall be given in writing and shall be deemed given at the expiration of [****] from the date of mailing by registered airmail, or immediately if delivered by hand. Delivery by facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic or other confirmation of receipt.

To Prothya:

Attention:

Address:

Fax:

Email: ______

To Kamada:

Kamada Ltd

Attention: CEO

Address: 2 Holzman street, Weizmann Science park,

Rehovot 7670402, Israel.

Email: amirl@kamada.com; yifatp@kamada.com______

21.	Assignment

Neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Party, which shall not be withheld or delayed unreasonably. Notwithstanding the foregoing, either Party shall not be restricted in any way from assigning this Agreement to any Affiliate, or in connection with any sale or transfer of all or substantially all of the assets to which this Agreement relates, or in connection with any Change of Control, provided that (i) the assigning Party provides the other Party with a written notice to that effect, and (ii) the assignee undertakes in writing to be bound by all of the obligations of the assigning Party under this Agreement.

22.	Governing Law & Jurisdiction

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of France regardless of any choice of law principles and the competent courts located in Dublin, Ireland shall have exclusive jurisdiction with respect to any disputes or actions arising from this Agreement. In any action or proceeding to enforce rights under this Agreement, the prevailing Party will be entitled to recover reasonable costs and attorney’s fees.

In a case of a dispute between the Parties, the following escalation mechanism will be followed: (1) Internally – The Parties shall endeavor to resolve the dispute through their representative Project managers; the JSC; their respective CEOs; (2) If no resolution is reached within sixty (60) days of the first referral of the dispute for resolution as provided above, the Parties shall refer the dispute for resolution in accordance with the proceedings under the International Chamber of Commerce (“ICC”) Mediation Rules; (3) If the dispute has not been settled pursuant to the said Rules within sixty (60) days following the filing of a Request for Mediation or within such other period as the Parties may agree in writing, such dispute shall thereafter be finally settled under the ICC Rules of Arbitration by one arbitrator appointed in accordance with the said Rules. The place of arbitration shall be in Dublin, Ireland. The language of the arbitration shall be English.

Any award rendered by the arbitrator shall be final and binding upon the Parties and judgment upon any such award may be entered in any court having jurisdiction in respect thereof. The arbitrator shall not be bound by the rules of evidence but be bound to apply the substantive law of France, and shall be required to give reasons for his/her decision. The arbitrator shall be empowered to grant any and all relief that he or she may deem appropriate, including injunctive, interlocutory or other interim relief. The arbitrator shall award attorneys’ fees and other costs of the arbitration, including the fees and expenses of the arbitrator, to the prevailing Party, as determined by the arbitrator.

The Parties agree that the existence of any dispute subject to this provision, any proceedings to resolve such dispute, and all submissions received by a Party from the other Party in connection with such dispute or proceedings shall be treated as confidential, and shall not be disclosed to any third party except as required by law or compelled by legal process.

Notwithstanding the foregoing, each of the Parties shall be entitled to apply, pending arbitration, to the competent courts of Paris, France for orders and preliminary or permanent injunctive relief, without bond, to restrain any actual or threatened conduct in violation of this Agreement.

23.	Anti – Bribery

Both Parties acknowledge that most countries have anti-bribery and anti-corruption laws forbidding the making, offering or promising of any payment or anything of value to government officials, or other persons, when the payment is intended to influence any act or decision to award or retain business. Accordingly, the Parties have not and will not in the future directly, or indirectly, offer or pay, or authorize the offer or payment, of any money or anything of value in an effort to influence any government official or any other person in order for one of the Parties to improperly obtain or retain business or to gain an improper business advantage, and, have not accepted, and will not accept in the future, such a payment. Each Party will promptly report to the other Party as soon as it becomes aware of any suspect request, demand or giving of any undue financial or other advantage provided to any third Party in connection with this Agreement. Each Party shall be responsible for the actions of its agents or subcontractors. Either Party may terminate the Agreement by written notice effective immediately if the other Party breaches this Section 23.

24.	Severability; Validity

24.1.	If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by Applicable Law, to the meaning and intention of the excluded provision and the Parties shall endeavor to reach agreement upon a provision to replace such illegal, invalid, or unenforceable provision, which is valid, legal, enforceable and complies with Applicable Law and achieves, to the greatest extent possible, the same effect as would have been achieved by the replaced provision.

24.2.	Notwithstanding anything to the contrary in this Agreement, the Parties shall not be required to render any Services or obligations nor shall they be held accountable for failure to render any or all of the Services and/or any obligations if to do so would constitute a violation of any Applicable Law of the respective countries in which the Parties are domiciled or are doing business.

25.	General

25.1.	Entire Agreement. This Agreement, including its Exhibits, contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to the subject matter hereof, except for the Term Sheet, executed by the Parties, which shall remain in effect with respect to all matters contained therein, other than the subject matter hereof, until the termination of such Term Sheet pursuant to the terms thereof. This Agreement may not be supplemented, modified, amended, released or discharged except by an instrument in writing signed by each Party’s duly authorized representative. The terms and provisions of this Agreement shall be controlling over any conflicting terms and provisions used in any purchase order, Confirmed Purchase Order or other documentation used by Kamada in ordering the Product or by Prothya in confirming purchase orders.

In the event of any conflict between the terms of the Agreement and any Exhibit, the terms of this Agreement shall prevail, unless otherwise specifically stated herein or in the relevant Exhibit.

25.2.	Interpretation; Headings. The Preamble and Exhibits hereto form an integral part of this Agreement. In this Agreement (i) “including”, “includes” means including without limiting the generality of any description preceding such terms; (ii) “writing” includes facsimile transmission, electronic transmission and comparable means of communication; (iii) any references to the “law” or any provision of a statute shall be construed as a reference to that law or provision as amended, re-enacted, consolidated or extended at the relevant time; and (iv) any references to “day(s)” shall be references to calendar day(s). Whenever the context may require, the singular form of names and pronouns shall include the plural and vice-versa. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

25.3.	Waivers. Any waiver by either Party of any default of breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default of breach of the same or a different kind.

25.4.	Force Majeure. If either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts or labor disputes, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of terrorism, acts of God, inclement weather, epidemic, pandemic, inability to procure or delays in the supply of raw materials, equipment or production facilities, delays or failure of public utilities or infrastructure, or other reason or cause reasonably beyond such Party’s control and without the fault (including negligence) of such Party (each, a “Force Majeure Event”), then performance of such act shall be excused for the period of such Force Majeure Event. The Party affected by the Force Majeure Event shall promptly give notice to the other Party of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected Party will be unable to perform its obligations hereunder. The affected Party shall use its best efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed or cease to exist. Should a Force Majeure Event continue for more than three (3) months, the Party unaffected by the Force Majeure Event may terminate this Agreement upon thirty (30) days’ prior written notice to the affected Party. A Force Majeure Event shall not exempt or excuse either Party from its obligation to make payments according to the terms under this Agreement.

25.5.	Remedies cumulative. Except as otherwise expressly stated in this Agreement: (i) the rights and remedies available to either Party in this Agreement are cumulative and are not exclusive of any right or remedies provided by Applicable Law or under this Agreement; and (ii) the exercise of any of the rights and remedies in this Agreement by either Party shall not prejudice the exercise of any other right or remedy under this Agreement or existing under Applicable Law.

25.6.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile or by electronic mail in PDF format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Kamada Ltd.	Prothya Biosolutions Belgium

By:	By:

Printed Name: Mr. Amir London	Printed Name: [****]
Title: CEO	Title: Executive Board Member & CEO
Date:	Date:

By:	By:

Printed Name: Mr. Chaime Orlev	Printed Name: [****]
Title: CFO	Title: Executive Board Member
Date:	Date:

List of Exhibits:

Exhibit A:	SOW #1
Exhibit B:	Joint Steering Committee
Exhibit C:	Supply Price
Exhibit D:	Quality Agreement
Exhibit E:	CDA

Exhibit A

SOW #1

[To be attached or incorporated by Reference]

A-1

Exhibit B

Joint Steering Committee

a)	Structure. To facilitate communication between the Parties with respect to the Technology Transfer Agreement and this Agreement, respectively, the Parties shall establish a JSC consisting of two (2) representatives nominated by each of Kamada and Prothya (i.e. four (4) members). The JSC shall appoint a chairperson from among its members, which shall initially be a representative from Kamada, and then rotate annually between the Parties. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. The initial representatives shall be appointed in writing within thirty (30) days after the Effective Date of the Technology Transfer Agreement. Each Party may replace its representatives by providing written notice to the other Party. Employees and other representatives of each Party that are not members of the JSC may attend meetings of the JSC as required to further the activities contemplated by this Agreement.

b)	Time and Location of Meetings. The JSC shall meet at such times and places, in person or by telephone conferencing, web-conferencing, video conferencing or other electronic communication, as it shall determine to carry out its responsibilities; provided, however, that the initial meeting of the JSC shall be held in person at such location as mutually agreed upon by the Parties no later than thirty (30) days after the Effective Date of the Technology Transfer Agreement. Thereafter, the JSC shall have regular meetings (whether in person or by teleconference) not less than once per quarter, provided at least one (1) time each calendar year the JSC shall meet in person. The location of the in-person meetings shall alternate between the Parties’ office/facilities, unless agreed otherwise between the Parties. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.

c)	Minutes. The JSC shall designate for each meeting one person who shall be responsible for drafting and issuing minutes of the meeting reflecting all material items discussed and any agreements of the JSC, which minutes shall be distributed to all JSC members for review and approval. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, within thirty (30) days of each such meeting. Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson.

d)	Scope of Authority; Responsibilities.

(i)	The JSC shall, subject to the restrictions set forth in the Technology Transfer Agreement and this Agreement, have the authority to make decisions relating to the ongoing management of the relationships between the Parties with respect to the Technology Transfer Agreement and this Agreement, as applicable. The JSC shall have such other responsibilities as set forth herein and as the Parties may mutually agree in writing from time to time.

(ii)	For the avoidance of doubt, the JSC shall have no authority to: (A) amend any of the terms of the Technology Transfer Agreement and this Agreement (other than the SOW); (B) waive any rights that either Party may otherwise have pursuant to the Technology Transfer Agreement and/or this Agreement or otherwise; or (C) allocate the ownership of any Intellectual Property rights or the Parties’ rights to apply for patent(s). Notwithstanding the foregoing, the JSC may make recommendations to the Parties for amendment of the Technology Transfer Agreement and/or this Agreement.

e)	Decisions. The decisions of the JSC must be unanimous with representatives of each of Kamada and Prothya, respectively, having one collective vote (i.e. 2 separate votes). If a dispute arises regarding matters within the scope of responsibilities of the JSC, and the JSC fails to reach a unanimous decision on its resolution within [****] of when the dispute was first presented to the JSC, then the matter shall be elevated through each Party’s respective senior management representatives for resolution. If the matter remains unresolved fifteen [****] after referral to such senior management representatives, it shall be resolved as set forth under this Agreement.

B-1

Exhibit C

Supply Price

i.	Fractionated Plasma Derivatives – Kamada agrees to allow Prothya to utilize fractionated plasma derivatives of the supplied Source Plasma (“Plasma Derivatives”), to further process into medicinal products and potentially resell, subject to the provisions of this Agreement and the Plasma Agreement.

ii.	Prothya shall pay Kamada an amount equal to [****] per Kg of Source Plasma Equivalent, for the purchase utilization of Filtrate II-III derived from the Plasma Derivatives (such amount is hereby offset against the supply Price of [****] (set under this Agreement (5.1). As per 5.9 of the Agreement, price indexation is applied.

For example: the Belgian Consumer Price Index of [****]amounts to [****]in [****], which increases the Supply Price of [****] per Kg of Source Plasma Equivalent to [****] per Kg. This indexed Supply Price is offset by the indexed price per Kg of Source Plasma Equivalent for the purchase utilization of Filtrate II-III, amounting to [****].

iii.	With respect to the Supply Price detailed on Paragraph 5.1 of the Agreement, the Parties agree that as of [****], in consideration for the performance of the Services and all of Prothya’s obligations hereunder, Kamada shall pay Prothya an amount of [****] per one (1) kg of Source Plasma utilized in each manufactured Batch. Such Supply Price is comprised of [****] per one (1) kg of Source Plasma equivalent for the supply of the Product, net of [****] per kg Source Plasma equivalent due from Supplier on account of the acquisition and utilization of the Plasma Derivatives resulting from the manufacturing process, Such revised Supply Price takes into account the Belgian Consumer Price Index increase and any other substantial changes in the cost to Prothya to manufacture and supply the Product during the period between [****].

The Parties further agree that the base Belgian Consumer Price Index (according to the following link: https://statbel.fgov.be/en/themes/consumer-prices/index-search), to be used from [****] to calculate the Supply Price Adjustment per Paragraph 5.9 of the Agreement will be the [****].

iv.	At Prothya’s cost, Kamada shall deliver all documents related to the delivery of Source Plasma as per the Quality Agreement, reasonably necessary for further processing the Filtrate II-III Derivative into a Paste V Derivative and a Human Serum Albumin Plasma Derived Medicinal Product, and required for commercial release. Kamada will be free of liability, regulatory and reporting requirements that such products produced from such Plasma Derivatives may require.

v.	Kamada maintains the right to request in advance of each batch manufacturing to pick-up the Cryopaste or Paste IV derivatives as per the terms of this Agreement and the Plasma Agreement.

a.	Upon the request to utilize the Paste IV derivatives of a certain manufacturing batch, the Paste IV will be delivered [****] (Incoterms 2020) Prothya’s manufacturing site in in Buggenhout, Belgium free of charge. Prothya shall pack the Paste IV derivative and Kamada will be responsible for collecting the Paste IV derivative from Prothya’s manufacturing site. In connection with the supply of Paste IV, Prothya will cooperate in full with Kamada (regulatory submission documentation, audits, etc.) to support the registration of the supplied Paste IV as an approved substance in the Kamada products. The Parties will negotiate in good faith any payment due to Prothya on account of such activities performed by Prothya.

b.	Upon the request to utilize the Cryopaste derivative of a certain manufacturing batch, the Cryopaste will be delivered [****] (Incoterms 2020) Prothya’s manufacturing site at a price of [****] per Kg of Source Plasma Equivalent.

If Kamada does not request to utilize the Cryopaste and Paste IV in advance of each batch, manufacturing, ownership and title of the Cryopaste and Paste IV will be transferred to Prothya.

i.	Invoicing details:

Invoices must be sent to Kamada by e-mail to the following address: AP@kamada.com.

and must be made out to:

ADDRESS

[****]

C-1

Exhibit D

Quality Agreement

[To be attached or incorporated by reference]

D-1

Exhibit E

CDA

[To be attached or incorporated by reference]

E-1